                                                                      Exhibit 11

Russian Wireless Telephone Company, Inc.
(formerly Telcom Group, USA)
Computation of Earnings (Loss) Per Share

         Month of                                          Weighted Average
         Issuance For                      Number of      Shares Outstanding
         F/S Purposes                       Shares        1996           1995
--------------------------------------------------------------------------------
Common Stock at January 1, 1995           4,536,876     4,536,876     4,536,876

January '95                                 600,000       600,000       600,000
May '95                                  (2,663,876)   (1,553,928)   (2,663,876)
April '95                                   300,000       200,000       300,000
May '95                                    (800,000)     (466,667)     (800,000)
August '95                                 (488,000)     (462,667)     (466,000)


February '96                                300,000                     275,000
December '96 - Cheap Shares                 450,000       450,000       450,000

                                          ---------     ---------     ---------
Weighted Average shares                   2,235,000     3,603,614     2,210,000
                                          =========     =========     =========


                  Net        Weighted       Net (Loss)
YEAR            (Loss)      Avg Shares      Per Share
------------------------------------------------------
1995          (1,227,502)    3,603,614        (0.34)
1996          (1,470,878)    2,210,000        (0.67)